Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-265280 on Form F-3 and Registration Statement No. 333-248741 on Form S-8 of our report dated October 27, 2020, relating to the financial statements of Renalytix plc (formerly Renalytix AI plc) appearing in this Form 20-F for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

October 31, 2022